MEMORANDUM

DATE: October 10, 2002

TO: File

FROM: Kelly Hagg

RE: Item 77(i): Form N-SAR for Fidelity Fixed-Income Trust

Pursuant to a Board approved vote on May 16, 2002, Fidelity Fixed-Income Trust commenced a new series of shares Fidelity Inflation Protected Bond Fund on June 26, 2002.